                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Statement 333-78909

                              Prospectus Supplement
                       (To Prospectus Dated June 11, 1999)


                                  $850,000,000

                                     CITRIX


            Zero Coupon Convertible Subordinated Debentures Due 2019

                                -----------------

         This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                   Principal Amount at                                        Number of
                                Maturity of Debentures                Percentage of           Conversion
                                 Beneficially Owned That                Debentures          Shares That May
              Name                    May be Sold                      Outstanding             Be Sold
              ----              ------------------------              -------------         ----------------
Allstate Insurance Company             1,500,000                          0.17%                  21,091




                                -----------------


            The Date Of This Prospectus Supplement Is June 30, 2000.